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UNITED STATES
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     The following is a transcript of a conference call with analysts, investors and others held on September 19, 2006.
Final Transcript
Thomson StreetEventsSM▶ ▶ ▶
Conference Call Transcript
MOT — Motorola to Acquire Symbol Technologies Webcast
Event Date/Time: Sep. 19. 2006 / 8:30AM ET
CORPORATE PARTICIPANTS
David Devonshire
Motorola, Inc. — EVP, CFO
Ed Gams
Motorola, Inc. — Corporate VP, IR
Ed Zander
Motorola, Inc. — Chairman, CEO
Greg Brown
Motorola, Inc. — EVP, President Networks & Enterprise
Sal Iannuzzi
Symbol Technologies, Inc. — President, CEO
Mark Ruffman
Motorola, Inc. — SVP, Finance, Networks & Enterprise
CONFERENCE CALL PARTICIPANTS
Jeff Walkenhorst
Banc of America — Analyst
Scott Coleman
Morgan Stanley — Analyst
John Bucher
BMO Capital Markets — Analyst
Philip Alling
Bear Stearns — Analyst
Ittai Kidron
CIBC — Analyst
Brant Thompson
Goldman Sachs — Analyst
Larry Harris
Oppenheimer — Analyst
Scott Shiffman
Lehman Brothers — Analyst
Ehud Gelblum
JPMorgan — Analyst
Mike Ounjian
Credit Suisse — Analyst
Reik Read
Robert W. Baird — Analyst
Christin Armacost
Lazard — Analyst
Kevin Starke
Weedon & Co. — Analyst

PRESENTATION
Operator
Good morning, and thank you for holding. Your lines have been placed on a listen-only mode until the question-and-answer segment. Today’s call is being recorded. If you have any objections, please disconnect at this time. I would now like to introduce Ed Gams, Motorola’s Corporate Vice President of Investor Relations. Mr. Gams, you may begin.

Ed Gams - Motorola, Inc. — Corporate VP, IR
Good morning, everyone. With me on this conference call are Ed Zander, Chairman and CEO of Motorola; Greg Brown, President of Motorola’s networks and enterprise business; David Devonshire, CFO of Motorola; [Mark Ruffman], Senior Vice President of Finance at Motorola’s networks and enterprise business; Sal Iannuzzi, CEO of Symbol; and Tim Yates, CFO of Symbol. An Internet slide presentation is accompanying this call and can be viewed by visiting www.Motorola.com/investor and on www.Symbol.com. Slides will be advanced automatically as our presentation proceeds. We encourage you to view these slides while you listen. A replay of this webcast including questions and answers will also be available on our website at approximately 2 PM Central time today.
Before we begin I appreciate your patience as I make the required Safe Harbor and proxy solicitation statements. Our discussion today may include expressions of our future expectations, goals, prospects or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment of future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those statements in the forward-looking statements. In today’s discussion we will highlight some important factors that may affect our forward-looking statements. We have also highlighted some of the factors that could impact our forward-looking statements in today’s joint press release announcing the agreement between Symbol and Motorola.
You should also read our most recent form 10-K for the year ended December 31, 2005 and subsequently filed reports with the SEC for a more complete discussion of risk factors that affect our business. Further, in connection with the proposed acquisition and required stockholder approval, Symbol will file with the SEC a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Symbol. Symbol stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Symbol. Investors and security holders may obtain free copies of these documents when they are available, and other documents filed with the SEC at its website at www.SEC.gov.
In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Symbol by going to Symbol’s Investor Relations page on its corporate website at www.Symbol.com. This conference call is occurring on September 19, 2006. The content of this call contains time sensitive information and is current only as of the time of this live broadcast. If any portion of this call is retransmitted at a later date Motorola will not be reviewing or updating the material herein. This call is the exclusive property of Motorola Inc. Any redistribution, retransmission or rebroadcast of this call in any form without the express written consent of Motorola is strictly prohibited. Now I would like to introduce Ed Zander.

Ed Zander - Motorola, Inc. — Chairman, CEO
Thanks, Ed and good morning, everyone. Needless to say we are really excited about being here today. Actually we are in Long Island at the Symbol headquarters. For me it is kind of nostalgic. I’m about five miles from where I grew up in Commack, New York. So great time to get back to Long Island and visit some family here. And also be with the Symbol folks. Shouldn’t be any surprises here. Those of you who have been following Motorola for the last several years, a couple years ago when I talked about strategy and where we wanted to take the company, we (indiscernible) an enterprise word in a lot of our strategy presentations, at the analyst meetings and throughout most of the discussions when I got a chance to speak in front of you. I believed very strongly when I joined Motorola that as mobile computing and mobility affected consumers and everything in terms of our way of life it would also affect the enterprise and we wanted to be a strong participant in the growth of the mobile phenomenon in the enterprise.
And we started to organize the success with Greg Brown a couple years ago. We started to segment some of the businesses inside our company. As you know we’ve had some opportunities with companies like Federal Express and the Post Office and other wins; beginnings of what Q was about was to try to get a foothold in emerging enterprise business. Earlier this year we formed the network and enterprise division, which merged the two current organizations that Greg Brown has been chaired in a strategic (indiscernible) a couple of months ago. You saw the (indiscernible) group. We were missing, frankly, the [B] and [E] and today we build the E with Symbol. This is a company we’ve been looking at for some time. We really had our mark set on adding lots of critical mass and critical size inside the enterprise area. And today we do have.
Funny as I walked into the building today the tagline on the Symbol sign is enterprise mobility company and what better way to make our enterprise play with a company that is enterprise mobility and adds to our seamless mobility strategy. A couple of things on why we are really excited today in acquiring Symbol. First we are buying a whole business. This is a company that has tremendous sales presence; worldwide service applications, product in areas of wireless RFID, mobile computing and a scanner business right down to some of the things we’ve been thinking about. Some of the things we are in today and some of the things we are going to be in tomorrow.
The second it has a very, very rich portfolio. This really excited me in the intellectual property, numbers of patents around wireless LAN, RFID, data capture and mobile computing area; I’ll have a lot more to say on that in a few seconds. Third, a great customer base. It’s got a list of Fortune 500 companies that just is the Who’s Who. When we think about products like the Q we just launched and some of the other things we are doing out of the mobile device space, this is a great way to really combine some of these efforts in bringing to IT leaders, CIOs, general managers inside of these companies, a whole mobile platform about the mobile enterprise.
And last, great people. In our discussions with this company, with the engineering, the innovation and the kind of management talent they have it was a great fit for our company. And finally, it really ties into seamless mobility. It is a dead hit on what our strategy is about, as you know how I feel and our company feels. The Internet we all love and enjoy today is about to go airborne and it will go airborne big time as we continue to drive more powerful networks.
Consumers, as you can see today are starting to have access to this. We can get enterprise go mobile as they have, over the last 10 to 15 years with personal computers. To me the analog is mobility. Professionals, manufacturing, (indiscernible) logistics, asset tracking and we wanted to be front and center as a leader in this space. And I think in more ways than one Symbol gives us that. So that is pretty much the straight story here. I think it makes sense for our Company. It is a great business that has been around but I think with our, with Motorola’s help we can build upon a kind of direction that Symbol was tracking here and grow it faster and grow as part of the whole Motorola family of seamless mobility products and services.
With that I would like to turn it over to Greg Brown, our President of our networks and enterprise division.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
Thanks, Ed. What we have said in the past is that we are always evaluating opportunities to make smart acquisitions that provide us with valuable IP, products or access to important business opportunities. Symbol fits directly into this strategy. With the acquisition of Symbol Motorola expects to enhance its ability to provide enterprise customers an unrivaled portfolio of devices, networks and solutions. Our products and services are highly complementary; as Ed already mentioned, Symbol is the enterprise mobility company, literally has it as a tag line. Its portfolio includes rugged mobile computers, RFID systems, enterprise wireless infrastructure, automatic identification and data capture and a mobility management platform.
Symbol has a great patent portfolio and a strong solutions business with deep domain knowledge and expertise in key verticals including retail, manufacturing, travel and transportation, wholesale distribution and health care. This compliments Motorola’s strength in the government, petrochemical and utilities verticals.
Symbol’s world class product platform complements Motorola’s vision of seamless mobility, and it will be the core of Motorola’s enterprise group. By combining our adjacent assets, expertise, customer and supplier bases and industry-leading products, we will together be a leading player in enterprise mobility, and we can also deliver significant value both to our customers and stockholders. Here at Motorola we’ve long recognized the tremendous potential of the enterprise mobility market. That’s why we’re investing in this space and why we’ve organically developed an offering of innovative technologies and solutions.
But with today’s announcement we are making a giant leap forward in the enterprise market space. Our focus is on the future, and the innovative technologies that will change the way businesses get done. Our ambitions are great, nothing short of redefining what we mean by enterprise mobility and Symbol is our ideal partner. They are already a world leader in enterprise mobility. If you just look at the numbers 45,000 wireless LANs already installed and 7 million mobile computers and scanners already in use. They have a great IP position, great channels and a strong penetration in strategically important vertical applications. When the transaction closes it will be my privilege to welcome the more than 5000 Symbol employees to Motorola and their thousands of customers and partners.
There is no doubt that together we can make great things happen. Symbol will be joining an $11 billion plus business with a distinct and unique portfolio of communications technologies that address multiple vertical applications. In the public network space we’ve been deploying public networks including GSM, CDMA and iDEN since the inception of wireless service. We implemented Push-to-Talk solutions in public and private networks. We have a global customer base, strong IP portfolio and are leading the movement to WiMAX.

In the private network space we are the provider of choice of mission critical systems to the first responders in governments operating private networks around the world, and we have a large, global installed base and a significantly broad product portfolio. Clearly I believe this domain expertise is transportable. It directly addresses the needs of the enterprise customer. The exacting requirements of public and private network customers match the exacting business critical requirements of the mobile office, mobile computing and mobile network environments. The linkages are clear, from public safety great networks to enterprise great networks. From custom ruggedized devices to commercial office shelf ruggedized devices. So from sophisticated encryption and security to enterprise great security, it is all IP, it is all broadband, and it is all about interoperability and mobility of voice and data.
Enterprise mobility delivers information in all its form to people and things in motion. By joining forces, Motorola and Symbol will bring true seamless mobility to the enterprise. We will address the needs of the mobile workers in the office, out in the field, in the factory, at retail, across the supply chain, by cutting across devices, infrastructure, applications and services. Although Motorola and Symbol have a shared vision of the future, a vision of a fully digital, fully mobile enterprise with ubiquitous Internet and data at our fingertips regardless of the device, regardless of the network. Our ultimate goal delivering significant value to both customers and stockholders, Symbol offers a robust portfolio encompassing a range of enterprise products and services like rugged mobile computers, RFID systems, wireless LAN infrastructure, advanced data capture systems and mobility management platforms.
They have an enviable presence backed by an extensive network of approximately 12,000 plus value added resellers, distributors, ISVs and OEMs. Plus a well developed direct sales force focused on vertical applications. And much like Motorola, they are squarely focused on technology and innovation with approximately 850 plus employees fully dedicated to R&D, a cumulative R&D investment of more than $1 billion over the last six years. And as Ed referenced, 910 U.S. patents, 680 international patents in such critical areas as scanning and imaging RFID, wireless LAN and Voice over IP. Symbol’s strength in capturing, moving and managing data inside the building, directly complements the depth and breadth of Motorola’s network capabilities outside the building. By combining our complementary strengths, assets and expertise and by merging our customer bases, we are staking a clear claim on the enterprise mobility market today.
And like I said earlier, enterprise mobility offers tremendous potential for growth. This expansion is fueled by the growing importance of the mobile worker in today’s fast-paced business environment. According to IDC, the worldwide population of mobile workers is expected to increase from more than 650 million in 2004 to more than 850 million in 2009. That represents more than one-quarter of the global workforce.
Fortune 1000 companies are increasingly recognizing that mobility enhances the productivity of all types of job functions; from the white-collar office worker to the gray, and blue-collar workers in the field services, logistics, manufacturing and beyond. This plays directly to Motorola and Symbol’s combined strength in delivering future focus solutions, enabling the mobile office, mobile computing and mobile networks.
Motorola and Symbol’s merged enterprise mobility portfolio will absolutely be unmatched in the industry, giving enterprises unprecedented control over information. Whether that means capturing information in real-time where the business activity is happening or moving the information instantaneously to and from the points of greatest impact, or managing the unimpeded flow of that information with the highest efficiency and security possible. Symbol’s portfolio of mobile computing, RFID, data capture and wireless infrastructure systems enhances Motorola’s position in enterprise mobility and builds upon our unrivaled portfolio of devices, networks and solutions. In other words Motorola plus Symbol equals unprecedented and unmatched product portfolio.
The benefits of the joint businesses will go well beyond this strong portfolio to also produce a stronger, more dynamic channel strategy. And I am convinced that that combination will prove to be quite powerful. It will mean that we will be able to increase business opportunities. It means that we will provide our enterprise customers with high touch, industry-leading expertise. And by utilizing our combined portfolio across Symbol’s 12,000 indirect channels and partners, and Motorola’s 9000 plus channels, together we can significantly extend our reach in the critical vertical and horizontal segments.
So let’s take a closer look at these vertical applications. Each company brings deep knowledge of different vertical segments which significantly increase our joint opportunities. Symbol is particularly strong in retail, wholesale, travel and transportation, health care and manufacturing. Motorola’s strength primarily is in government, utilities and also transportation. By coming together we have opened the door to greater opportunities and success than either company could’ve achieved on its own.
So what is the bottom line of a combined Motorola and Symbol? More than $3 billion plus in enterprise revenue, more than doubling Motorola’s enterprise revenue and profitable from day one. Unmatched market reach with more than 21,000 channels combined, strong presence in highly attractive vertical and horizontal segments and a significantly enhanced IPR position in enterprise mobility. The resulting possibilities are indeed dramatic. By aligning our strategies we can capture information with innovative devices, move it with industry-leading access technologies and manage it through high-end services and applications. With the ultimate outcome of addressing the workforces’ information needs and enabling seamless mobility across the enterprise and beyond.
And thanks, and now it is my pleasure to turn this portion of the call over to Symbol’s CEO, Sal Iannuzzi.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
Thank you, Greg, and good morning everyone. Let me just say how excited the Symbol team is about this transaction. Motorola and Symbol share a common culture of innovation and excellence and a common vision of seamless enterprise mobility. At Symbol we take pride in being the enterprise mobility company. With this transaction Symbol is taking a decisive step to combine our assets, expertise, customer base, supplier leverage and industry-leading products with those of Motorola. Motorola, of course, is a global communications leader, and its products, services and capabilities are highly complementary with Symbol.
This transaction is about growth. We are confident that Symbol’s products and personnel will prove to be a valuable asset to Motorola. And will be the cornerstone of Motorola’s enterprise mobility strategy going forward. In fact, we are excited that Motorola intends to maintain our wholesale headquarters as a global center of excellence.
This is a great transaction for all of Symbol’s stakeholders. Symbol will be the core of Motorola’s enterprise group, accelerating our seamless enterprise solutions in mobile computing and networks into our complementary channels. This transaction provides our stockholders with significant and immediate value for their investment of Symbol. This $15 per share all cash offer represents an 18% premium over the closing price of Symbol’s common stock on Friday, September 15th. This is an over 30% premium on a ninety-day weighted average basis.
Our Board conducted a full and thorough process and unanimously determined that this merger with Motorola is in the best interest of the Company and our stockholders. Once again, I want to express my excitement and enthusiasm for this compelling transaction. We expect that all our stakeholders will benefit from this combination and we look forward to working with the Motorola team to enjoy rapid and seamless transition.
On a personal note, we would like to welcome Greg Brown to Long Island and Ed Zander back to Long Island, and I look forward to working closely with both of you in the coming months and years ahead. With that, I turn the call over to Mark Ruffman.

Mark Ruffman - Motorola, Inc. — SVP, Finance, Networks & Enterprise
Thank you, Sal. Now I would like to go over the details of the transaction briefly. We’ve agreed to purchase Symbol for $15 per share. As Sal just mentioned, this represents an 18% premium to last Friday’s closing price. The transaction is expected to be accretive to Motorola’s earnings per share in the first year following completion of the transaction, excluding certain non-cash charges relating to amortization associated with acquired intangibles and transaction related costs.
In connection with this transaction we conducted extensive due diligence. Today we have a well-thought out plan relating to integration and synergies. Synergies are about growth and cost savings. We anticipate ramping our cost synergies to achieve the run rate benefit of approximately $100 million ending 2008. We expect to realize these synergies in several areas, including supply chain leverage both in procurement and manufacturing, operating efficiencies across the two businesses in back office functions, as well as the reduction of costs associated with Symbol no longer being a public stand-alone company.
Other cost synergies will result from rationalization of the combined companies’ product portfolio as appropriate. Additionally, on the growth side for revenue synergies we expect to drive revenue synergies from the expansion of customer and product opportunities, specifically in mobile computing, wireless infrastructure, RFID and service attachments. While this transaction will require the customary approvals from regulatory authorities as well as a vote by Symbol stockholders, it does not require approval for Motorola stockholders.
Finally, we expect that the transaction will close in late 2006 or early 2007. With that, let me thank you and let me turn it back over to Ed for some closing comments.

Ed Zander - Motorola, Inc. — Chairman, CEO

Thanks, Mark. And I guess that about sums it up. From a Motorola perspective this is just a continuation of kind of our acquisition strategy that many of you have asked about. Three things, again it is buying the future. Where I think enterprise seamless mobility enterprise mobility is going. Second, strong intellectual property and third, strong intellectual capital and the people. So while it is a bigger acquisition than we’ve done certainly in the last several years, it is one that fits well within the kinds of things we have been looking and the kind of places we want to (indiscernible). From Symbol again we are gaining a strong management team, broad range of great talent, an excellent IP portfolio, deep channel reach, strong customer relationships. We, with both companies now, we truly believe the enterprise goes digital, goes mobile. Information is available wherever the work gets done; performance and productivity on the move. We will create new solutions to meet the unmet mobility needs of enterprise customers. We want to win, win big. We believe it is upwards over the next several years — I don’t know — 20 to 30 billion enterprise mobility market.
With that, let me turn it back over to Ed Gams. Thank you very much for attending this morning, and we will take your questions. Ed.

Ed Gams - Motorola, Inc. — Corporate VP, IR
Before we take your questions we would like to ask of each of you please limit yourself to one question and to avoid multiple part questions. We do this only to help ensure that in the limited time available, as many of you as possible will have an opportunity to ask your question. Your cooperation is greatly appreciated. Operator, please instruct our audience on how to pose their questions to us.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Ehud Gelblum, JPMorgan.

Ehud Gelblum - JPMorgan — Analyst
Good morning. Thank you. A question on future roadmap of where some of the Symbol products can go. I know a lot of them are using WiFi right now and they are starting to use Voice over IP over WiFi and I believe one of the MC70 actually uses GSM. With Motorola’s emphasis on WiMAX and Wi4, is there a potential part of the thought process that some of the Symbol products would start adopting WiMAX? And need some of the WiMAX chips that you are developing at Motorola? And that that could be kind of a path that the product portfolio can go down over the next couple of years?

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
I think the spirit of your migration discussion is right. Symbol is a powerhouse in WiFi and in building wireless LAN. In our portfolio with Wi4 in Motorola as we described, we are more networking whether it be cellular or WiMAX, whether it is 2G, 2.5G, UMPS or the instantiations of OFDM. But absolutely when you think about WiFi to WiMAX, when you think about inside the building extending outside the building, and both the public and private network background that we have within Motorola between cellular, public safety and WiFi and WiMAX, I think there is absolute distinctive possibilities on a very unique roadmap around different devices crossing different infrastructures to really materially deliver “seamless mobility”.

Ed Zander - Motorola, Inc. — Chairman, CEO
All you have to do is just step into the building for the first time and you right across from where we are, there is a demo room that is really impressive. You walk in there and they’ve got the medical profession, transportation profession, retail industries; you look at all the devices and you just do what you just did, and that is imagine the WiFi, WiMAX play, imagine what you could do here with some of the technologies we have and what they are thinking about. So lots of opportunities.

Operator

Mike Ounjian, Credit Suisse.

Mike Ounjian - Credit Suisse — Analyst
Ed, could you talk some about some of the opportunities you might see on the mobile devices side for selling into Symbol’s customer base? And the Q is the obvious product; but beyond that what do you see that as being something sort of a meaningful opportunity in the next, the first 12 to 18 months of the transaction?

Ed Zander - Motorola, Inc. — Chairman, CEO
Next year, sure. Again, I always approach everything from the customer’s point of view and I have a CIO for example at Motorola, and Patty is thinking about the professional worker. She is thinking about our service worker. She is thinking about some of the people on the manufacturing floor. She is thinking about all of the disciplines in RSP and logistics. Let’s just take a look at my CIO, probably she is really, when we told her about this she was just really excited because I want — the sales message I want to be able to deliver to a CIO is, (technical difficulty) provide all of your enterprise mobility solutions. So yes, bringing Q in and derivatives of Q as they relate to different parts of the organization would be a natural linkage with some of the things. They have a customer list that I would die for, and now we can go in together with some of our carrier partners or whatever and begin to really pitch a total mobility center of solutions across the enterprise. And that is what we’ve tried to drive here and Q is the first.

Operator
Reik Read, Robert Baird & Co.

Reik Read - Robert W. Baird — Analyst
Could you guys talk a little bit about how Motorola will approach the indirect channel? Symbol in the last several years has really made a big push towards indirect, and I’m kind of wondering how you guys will approach what Symbol has done in that area.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
That is one of the reasons we are excited about it because the majority of the revenue coming to Symbol is through their indirect channel. We, in Motorola have a robust and muscular indirect channel in the private radio business. We think this substantially extends the footprint and yet also allows for a high touch direct sales force and a high touch channel management group to direct and coordinate those indirect channels. So I’ll tell you plain and simple one of the reasons we are very attractive is the distribution and channel reach and width and breadth that this combination affords us, I think it’s unlimited.

Ed Zander - Motorola, Inc. — Chairman, CEO
I mentioned something in the previous question about devices is working on also as you know a lot of dual mode devices for the enterprise. So you take a look at a cellular potential WiFi, WiMAX enabled IP backbone protected devices. So they work outside and then they work inside corporations. Same thing of course in the home that we are working on but this is just the other side of that, working in the enterprise for dual mode. So a lot of seamless mobility concepts that we’ve been doing ourselves and now with Symbol we can accelerate some of those things in their thinking. They got a lot of intellectual property in here that as much as and we love the sales and we love the revenue and we love the account base, but we also — our mouth is watering, when we got a look at their IP portfolio.

Operator
Christin Armacost, Lazard.

Christin Armacost - Lazard — Analyst
I wanted to ask a question about the RFID intellectual property. Can you comment on what Motorola’s current position is in RFID, IPR and any implication on renegotiating with Intermec? Thank you.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
I don’t know the answer to that last part, Sal.

Ed Zander - Motorola, Inc. — Chairman, CEO
I would just simply say that Motorola does have an IPR position in RFID and under Padmasree Warrior our CTO, we’ve done some good work there on the innovation side. Clearly Symbol is an RFID leader in supply chain, and when we think about the migration of some of these technologies and what could evolve into future architectures, we’re very attractive to the position of the combined entity in RFID. So we think that, too, has some very exciting possibilities.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
Absolutely. RFID for Symbol we believe we are number one in the field at this point. No one has the breadth of product as well as the installation base that Symbol had. Others talk about RFID. We’ve implemented RFID in a very formidable way. Combining with Motorola, I think that we will launch our capability in this area in a very wholesome and robust way and this positions us for a high degree of success.

Christin Armacost - Lazard — Analyst
Congratulations.

Operator
Kevin Starke, Weedon & Co.

Kevin Starke - Weedon & Co. — Analyst
This may be a question for Sal. The press described the process leading up to the sale as an auction. I was wondering if you can give us some color on what the process was like and how many other suitors there may have been and how confident you are you took the highest and best offer.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
First of all emphatically and I saw the article on Saturday. There was absolutely no auction for Symbol Technologies. Symbol was never put out on the block. Our Board, with the assistance of its legal and financial advisers, Bear Stearns to be precise advised us through the transaction. Thoroughly evaluated Motorola’s offer and believed that the transaction not only represents an attractive alternative but the best alternative for our shareholders. We believe the transaction will substantially benefit our customers, partners and associates as we’ve already discussed, and we will give a lot more informational details in our proxy. But again, I really want to reemphasize there was no auction whatsoever for Symbol Technologies. We did a tremendous amount of due diligence to make sure that we achieved full value, and I think both Greg and Ed would agree that we had a very robust discussion of what that value should be.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
I would support that.

Ed Zander - Motorola, Inc. — Chairman, CEO
I would call it [neutral] robust.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
I call it torture. This is what happens when you have two guys from Brooklyn and a guy from New Jersey discussing a deal.

Ed Zander - Motorola, Inc. — Chairman, CEO
You eat a lot of corn beef and pizza.

Operator
Tim Long, Banc of America.

Jeff Walkenhorst - Banc of America — Analyst
Good morning. It’s Jeff Walkenhorst for Tim Long. I wonder if you can talk about the potential growth that you see across the different segments that mobile computing, advanced data capture, RFID, etc. across different regions? I think growth for Symbol last year in ’05 in EMEA was sort of flattish, and I’m not sure North America, and Asia-Pacific I think was slightly higher. Can you give us more insights there please in terms of trend?

Ed Zander - Motorola, Inc. — Chairman, CEO
I think Symbol has given their terms on their call — (indiscernible) go back and we certainly talked about our business. I would rather wait until the deal is consummated, closed and we have a chance to come out to you with what our protections are as a combined company. It’s very difficult to do that right now; we have our views as we can see seamless mobility for the enterprise based on things like Q and other things that are in Greg’s business today. And we talk about that on our call and I think Symbol talks about their business on their call. But to try to do this right now, I’m not sure unless either one of you can add some —.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
I think we’ve talked about before the Symbol story and I believe in Greg’s comment, it’s about growth and growth in the future. I think what we’ve announced this morning it will stimulate certainly that growth. But in terms of specifics and how to get there, we’re just not, we are not there yet. The next several months we go through the transition process, I’m sure we will come up with finer detail on that.

Jeff Walkenhorst - Banc of America — Analyst
Okay, fair enough. Ed, maybe another way to look at it is how economically sensitive do you guys think the business is, and what concerns — I mean if the macroenvironment does in fact slow down, where do you think or do you think it is maybe because it is mobile computing wireless, we’re in a secular growth phase where it shouldn’t be as impacted?

Ed Zander - Motorola, Inc. — Chairman, CEO
I can’t really — this is not about short-term and taking a look at it right now. You do these kinds of acquisitions if you truly believe in the long-term synergies of strategic direction. I just sat through a lot of just disruptive technologies and discontinuities over the past 25 years and I witnessed the enterprise going Internet, and that was the last, ’95, 2005. I do believe that the more CIOs I talk to, the more corporations I talk to, the fact that Internet goes air, has impacts on their corporations for productivity, cost savings and time to market and competitive advantage. So I think enterprise goes mobile. In other words it could happen this year, next year, two years from now — we’ve seen a proliferation of (indiscernible) tuck devices beginning to take hold. We watched workforces go mobile. We look at people with worldwide assets and logistics; we look at service organizations and I think with the tools and technologies that Symbol has and some of the things that we do we can accelerate that. How fast and how long, maybe you’ll have more to say, but this is going to be big over the next several years. And just this year we see all the press today focused on the living room and watching the living room go air, and the combination of cable and wireline with wireless in the home I think the same analog is going to apply to the enterprise. So this is about betting for the long term. This is about positioning Motorola as a player in enterprise mobility over the next several years and you have to make these bets and deliver on them.

Jeff Walkenhorst - Banc of America — Analyst
Got it. Thanks so much. Good luck.

Operator
Scott Coleman, Morgan Stanley.

Scott Coleman - Morgan Stanley — Analyst
Good morning, gentlemen. Thank you. I’m wondering if you can give us an idea on the RFID business profitability at this point as well as plans to maybe drive that higher over the next several years.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
Well, Motorola states we don’t have any profitability.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
So therefore I think we can improve it.

Mark Ruffman - Motorola, Inc. — SVP, Finance, Networks & Enterprise
We can improve it.

Ed Zander - Motorola, Inc. — Chairman, CEO
Most of our RFID technology is in the labs and in some select businesses. Symbol I’m sure in their call talks about their business but we are not going to give a combined business outlook today; we want to talk about —.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
I think most of you who have listened to the Symbol calls in the past RFID for Symbol still continues to be an investment. It is not a moneymaker at this stage of the game. It’s an investment to the future. One of the reasons that it makes so much sense for these two companies to come together is their approach to the world is very similar. It is long term. It is not short term in nature. We don’t react to short-term trends; we are planning for the future and are planting the seeds so we will be stronger together.

Mark Ruffman - Motorola, Inc. — SVP, Finance, Networks & Enterprise
There are two parts of our RFID — or at least more than two parts — the tagging part and then just the tracking part. And you have to really think about assets in corporations as they move first of all within their Corporation and then outside those walls. And with our understanding of cellular technology moving towards WiFi, WiMAX and Symbol’s understanding of both the tag part and some of the other parts of RFID, we can take this to the level. So there is people say RFID they think about the tags and I think way bigger than the tags in terms of how you track your assets through both inside your walls, outside your walls and so on and so forth. And there is a great opportunity. We talk a lot about the Internet as people to people. The bigger opportunity for the Internet is things to things. So and I think that is going to be great play over the next several years. So we got a lot of work to do here but, we now have the I think patent portfolio plus the intellectual capital to go exploit the things to things which I think is a better way of saying RFID, in terms of compassing all the aspects of it.

Operator
John Bucher, BMO Capital Markets.

John Bucher - BMO Capital Markets — Analyst
Understanding that Ed Zander said in the past customers don’t care about his organizational structure and they got a couple months before it closes. I am wondering at a high level if you can talk about some of the structural changes within networks and enterprises, senior leadership from Symbol that will be staying and any major executive changes within networks and enterprise. Thank you.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
This is Greg. So as we said obviously this puts the E in enterprise, and Symbol and the people and the team and the location here in Holtsville, New York and Long Island, they will become the core of our enterprise mobility group. Sal Iannuzzi is going to stay and continue on as the leader of the enterprise mobility group reporting to me. We’ve also had in-depth discussions and have appropriate retention agreements for the expanded team in many critical areas, so we are very, very pleased about the talent, the retention, the continuity and the leadership.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
Thank you, Greg. I think that the [attorney] from the Symbol team and as you all know the way this process works, the Motorola folks will know a lot more about the Symbol team at this point than we know about Motorola, but since the people we’ve met I think that the two teams really complement each other and I think that we will move forward in an extremely strong way.

Operator
Philip Alling, Bear Stearns.

Philip Alling - Bear Stearns — Analyst
Most of my questions have been answered, but I did — could you give us some details about when the proxy may be filed and when we should expect to see that? Thanks.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
We believe the proxy will be filed sometime over the next few weeks, and in terms of the transaction closing assuming that (indiscernible) all regulatory and other issues go well, I would assume sometime towards the end of the year.

Philip Alling - Bear Stearns — Analyst
Thanks much.

Operator

Ittai Kidron, CIBC.

Ittai Kidron - CIBC — Analyst
Congratulations on a nice deal. Just with respect to the synergies you’ve targeted for 2008 Greg, maybe you can talk about the operating margins. It seems like although on the gross margin it’s diluted for the consolidated company, it seems like Symbol’s operating margins are slightly below both your group and the company in general. Do these synergies assume that by that timeframe Symbol’s margins are brought to your group’s margins?

Mark Ruffman - Motorola, Inc. — SVP, Finance, Networks & Enterprise
Let me take that question. We are out there with some long-term growth rates in Motorola on the sales side 8 to 10% and double-digit OE excluding — excuse me — including the stock compensation of 12 to 14. I think that Symbol Technologies plays right into that sweet spot when you look at this business over the long term. With respect to the synergies I commented that we will be ramping up, so we do expect significant synergies in 2007, and my comment was by 2008 we expect just on the cost synergy side to be $100 million in savings. So we will be at —

Ittai Kidron - CIBC — Analyst
And that will put it on par with the current group average?

Mark Ruffman - Motorola, Inc. — SVP, Finance, Networks & Enterprise
Like I said, I think it will be within the guidance that we’ve given as a total corporation. That is correct.

Ittai Kidron - CIBC — Analyst
Very good. Congratulations.

Operator
Brant Thompson, Goldman Sachs.

Brant Thompson - Goldman Sachs — Analyst
From a housekeeping standpoint I was wondering if you could comment on the NOLs that Symbol has and kind of what level and if they might be able to be applied. And then from a bigger picture standpoint, Ed, clearly there is a lot to be done at the enterprise in terms of taking it mobile. And this expanded distribution channel pretty significantly. It is easy to think about devices in network infrastructure, but I think you are hinting at potentially a lot of software and how do you manage these systems. Could you expanded a little bit more on some of the software possibilities there in terms of the productline and whether or not we could expect to see you really expanding the effort to provide those types of systems to companies? Thanks.

Mark Ruffman - Motorola, Inc. — SVP, Finance, Networks & Enterprise
Thanks for that question, as well. With respect to the net operating loss carryforwards as well as just general tax matters, like I mentioned earlier we’ve done some extensive due diligence. On the tax side there are almost $150 to $200 million of net operating loss carryforwards and there is tax credit carryforwards. Some of those will be consumed this year by Symbol Technologies as part of their ongoing stand-alone operations if they are profitable and will utilize those NOL carryforwards. But we expect to be able to utilize those remaining in the Motorola Inc. of regulatory returns going forward.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
As we are doing in the U.S. overall for Motorola anyway. And on the software side, as we talked about the end to end orientation of Symbol’s portfolio of devices, applications, infrastructure and services. I think given the dramatically expanded portfolio this does lend itself for opportunities for us and device management, security management and applications integration. Symbol does have a pretty impressive mobility management platform that they have been working on for the last couple of years. So from a software standpoint I think that fits in quite well with the solution portfolio that we have.

Ed Gams - Motorola, Inc. — Corporate VP, IR
I’m afraid for various other commitments let me take one or two more questions, if we could.

Operator
Larry Harris, Oppenheimer.

Larry Harris - Oppenheimer — Analyst
I was wondering with respect to 802.11 type technologies, Symbol is known for their work in the enterprise area and of course Motorola is won a number of citywide type contracts. I was wondering what the combined strategy might be in the 802.11 or WiFi arena.

Ed Zander - Motorola, Inc. — Chairman, CEO
I think it is pretty obvious that a lot of at least Motorola’s statements over the past certainly here at the analyst meeting. We think WiFi and WiMAX actually 802.11 and 16e, which is the mobile spec, are going to be just tremendous disruptive technologies, pervasive. We are working, as you know, on integrating a lot with our cellular technology benefits of both. But I think from our perspective these are two technologies one short range, one long range that provide incredible price performance and in the case of WiMAX, special efficiency to do some amazing things to bring this, as I said this Internet airborne. So we have not, up until the deal is closed we (indiscernible) the product plans yet but as we looked at Symbol from a distance we saw, we imagined things that we could do with these kinds of technology. I’ll let Sal add from his perspective what he sees 802.11 and the impact on his productline.

Greg Brown - Motorola, Inc. — EVP, President Networks & Enterprise
Can I just interject one thing to end to end — I think it is huge, is the short answer. Because the existing 802.11 networks that are going to be refreshed and upgraded, we’re in a great position for that. I think, obviously there is still enterprise locations that have yet to put in wireless LAN infrastructure where I think we are poised well for that. I think that your reference to the Muni WiFi or Metro WiFi networks that are being built in some cities, I think it allows us now that we have a broader portfolio, to think about extending WiFi to some of those instantiations and implementations. And as Ed just referenced right, you look at the whole continuum, and it is WiFi, perhaps Muni WiFi on steroids extending to WiMAX. And you look at the fabric of that and then think about dual mode devices on top of that where we have great expertise and certification in design of great leading-edge cellular handsets. And then putting WiFi or dual mode, WiFi WiMAX chips in there and you got cradle to grave, a pretty powerful portfolio to compete.

Sal Iannuzzi - Symbol Technologies, Inc. — President, CEO
I won’t repeat what Ed and Greg have already said. Suffice it to say we think the opportunity is absolutely tremendous. It is really hard to comprehend its total dimension. It is just huge. And once again by bringing ourselves together, it just positions us to really move forward in a way that I think is going to prove to be extremely beneficial to our customers.

Operator

Scott Shiffman, Lehman Brothers.

Scott Shiffman - Lehman Brothers — Analyst
Just a question on the terms of the transaction. $15 per share all cash, will that come out of cash on hand at close, or will you seek a more permanent type of financing by issuing debt? And part B of the question is, maybe you can just talk about Motorola’s target cash balances over time; at what level do you feel comfortable with? Thank you.

David Devonshire - Motorola, Inc. — EVP, CFO
Thank you for the question. This is David Devonshire. The cash will come out of cash on hand; we have U.S. cash to handle this kind of transaction as I’m sure you all noticed at the end of the last quarter we had net cash on the balance sheet of over $10 billion. It will not at all interrupt our ongoing share repurchase program that we announced back in July, $4.5 billion share repurchase up to 36 months. We feel in very good position as we our ongoing basis expect to continue to generate cash from operations.

Scott Shiffman - Lehman Brothers — Analyst
Great. So there are no plans to issue debt in the future, then?

David Devonshire - Motorola, Inc. — EVP, CFO
No plans.

Scott Shiffman - Lehman Brothers — Analyst
Thank you very much.

Operator
I would like to turn the call back over to Ed Zander for closing comments.

Ed Zander - Motorola, Inc. — Chairman, CEO
No, I think it is Ed Gams. Oh, sorry, thanks for getting on the call; I will turn it over to Ed Gams. Are you ready to take over from here?

Ed Gams - Motorola, Inc. — Corporate VP, IR
Thank you all for participating on this conference call. There are additional questions that you may have — either Lori Chaitman in the Symbol IR office or myself here at Motorola’s IR office will do what we can to continue to help you understand this transaction. Thank you very much for participating, and goodbye.

Operator
Thank you. This concludes today’s conference call. You may now disconnect.

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Forward-Looking Statements
This transcript includes expressions of our future expectations, goals, prospects or other information that might be considered forward-looking statements. While these forward-looking statements represent our current judgment of future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Important factors that may affect our forward-looking statements include those described in the joint press release announcing the agreement between Motorola and Symbol, in Motorola’s SEC reports, including but not limited to its most recent Form 10-K for the year ended December 31, 2005 and subsequently filed reports with the SEC. These filings are available for free on the SEC’s website at www.sec.gov and on Motorola’s website at www.motorola.com. Motorola assumes no obligation to update or revise any forward-looking statement and such forward-looking statements speak only as of the date hereof.
Additional Information and Where to Find It
In connection with the proposed acquisition and required stockholder approval, Symbol will file with the SEC a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Symbol. Symbol’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Symbol. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may also obtain free copies of the documents filed by Symbol with the SEC by going to Symbol’s Investor Relations page on its corporate web site at www.symbol.com.
Symbol and its officers and directors may be deemed to be participants in the solicitation of proxies from Symbol’s stockholders with respect to the proposed acquisition. Information about Symbol’s executive officers and directors and their ownership of Symbol common stock is set forth in the proxy statement for Symbol’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Symbol and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the acquisition, which will be filed with the SEC.
In addition, Motorola and its officers and directors may be deemed to have participated in the solicitation of proxies from Symbol’s stockholders in favor of the approval of the proposed acquisition. Information concerning Motorola’s directors and executive officers is set forth in Motorola’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 10, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to Motorola’s Investor Relations page on its corporate web site at www.motorola.com.